Exhibit 99.1

Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2016 Second Quarter Results, Increases Fiscal 2016 Guidance and Increases Quarterly Dividend 30%
BROOMFIELD, Colo. - March 10, 2016 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2016 ended January 31, 2016, provided the Company’s ski season-to-date metrics through March 6, 2016 and updated full year fiscal 2016 guidance.
Highlights

•	Resort Reported EBITDA was $242.1 million for the second fiscal quarter of 2016, an increase of 21.2% compared to the same period in the prior year.

•
Net income attributable to Vail Resorts, Inc. was $117.0 million for the second fiscal quarter of 2016, representing a 1.1% increase compared to the same period in the prior year. Excluding the tax benefit recorded in the prior year resulting from an IRS settlement, net income for the second fiscal quarter of 2016 increased 27.2%, as compared to the same period in the prior year.

•	The Company increased its fiscal 2016 guidance range and is now expecting Resort Reported EBITDA to be between $430 million and $445 million.

•
The Company’s Board of Directors approved a 30% increase in the quarterly cash dividend to $0.81 per share from $0.6225 per share beginning with the dividend payable on April 13, 2016 to stockholders of record as of March 29, 2016.

Commenting on the Company’s fiscal 2016 second quarter results, Rob Katz, Chief Executive Officer said, “Our results were very strong in the second quarter of fiscal 2016. Total lift revenue increased 20.2%, driven by a 12.5% growth in visitation and a 6.8% increase in effective ticket price (“ETP”) compared to the prior year. We continue to see robust spending trends that drove an 8.3% increase in ski school revenue, and a 15.8% increase in food and beverage revenue compared to the prior year. The Tahoe market has seen a significant rebound in visitation this year with outstanding conditions since opening and we are pleased with the double-digit visitation and revenue growth at Park City, following our transformational capital investments. Our Colorado resorts continue to deliver outstanding results, with solid growth above our record prior year. Our U.S. destination visitation has remained very strong throughout the year at all of our mountain resorts, as we saw the benefit of the appeal of our resorts to high-end leisure travelers, our sophisticated marketing efforts and the strong U.S. economy. While we have continued to see a decline in international visitation, it has moderated since the Christmas holiday, in large part due to the strength of Australian visitation which is now up considerably over last year due to the success of the Epic Australia Pass.

Visits from Mexico have been largely flat from last year though we are seeing declines from our UK, Canadian and Brazilian markets.”
Regarding Lodging, Katz said, “Our lodging results were strong for the second fiscal quarter with both occupancy and rate increases compared to the prior year. Revenue (excluding payroll cost reimbursements) increased 5.1% compared to the prior year and revenue per available room (“RevPAR”) increased 9.8% compared to the prior year. We are experiencing robust demand at our lodging properties across each of our geographies.”
Katz continued, “Resort Reported EBITDA was $242.1 million for the fiscal quarter, an increase of 21.2% over the prior year. Our Resort EBITDA Margin for the fiscal quarter improved 240 basis points over the prior year as we continue to drive strong flow through from our revenue growth. Given our performance to date and assuming that conditions remain consistent through the remainder of the season, we now expect Resort Reported EBITDA for fiscal 2016 to be between $430 million and $445 million. Our updated guidance highlights the success of our efforts to drive destination visitation, grow season pass sales, enhance our network of resorts through strategic acquisitions and be disciplined in our investments to drive strong financial results.”
Regarding Real Estate, Katz said, “We continue to see momentum in our resort real estate markets including an increased interest by third party developers in our land parcels. Net Real Estate Cash Flow for the second quarter of fiscal 2016 was $2.2 million. During the fiscal quarter, we closed on one unit at The Ritz-Carlton Residences, Vail.”
Regarding capital allocation, Katz said, “Further demonstrating our continued commitment to return capital to our stockholders, we are pleased to announce that the Board of Directors has approved a 30% increase to our quarterly dividend and declared a quarterly cash dividend on Vail Resorts’ common stock of $0.81 per share, payable on April 13, 2016 to stockholders of record on March 29, 2016. The increase in our dividend demonstrates our confidence in the stability of our business model and our consistent strong cash flow generation.” Katz added, “Our balance sheet remains very strong. We ended the fiscal quarter with $45.4 million of cash on hand and our Net Debt, including the capitalized Canyons obligation, was 1.6 times trailing twelve months Total Reported EBITDA.”
The Company expects to invest approximately $100 million in its calendar year 2016 capital plan, excluding capital expenditures for summer related activities and the one-time transformational investments at Wilmot Mountain (“Wilmot”). The plan includes approximately $60 million of maintenance capital expenditures and a number of high-impact, high ROI discretionary investments. Commenting on the capital plan, Katz said, “We plan to build a new 500-seat restaurant at the top of the Peak 7 chairlift at Breckenridge. This will improve the dining experience at the most visited ski resort in the United States with a modern restaurant located adjacent to the new Peak 6 terrain, which is not currently served by a major food and beverage venue. We are also upgrading the Sun Up chairlift at Vail Mountain (Chair 17), from a fixed grip triple to a high-speed four-passenger chairlift. This upgrade will increase capacity of the lift by approximately 40% and reduce the ride time to four minutes in a critical area for accessing Vail Mountain’s legendary Back Bowls. With this new addition, every major chairlift on Vail Mountain will be a high-speed chairlift and this will be Vail Mountain’s 9th new chairlift in the last ten years. Our capital plan also includes the beginning of a two-year process to revamp our primary websites to a single ‘responsive’ desktop/mobile platform which will be integrated with our data-based and personalized marketing technology. We will also be further upgrading our customer database, our call center technology, and remodeling the Pines Lodge at Beaver Creek.”

The Company also announced its plan to invest approximately $14 million in calendar year 2016 for Epic Discovery summer activities.  This capital will be focused on additional canopy tours, zip lines, climbing walls, hiking trails and nature education programming primarily at Breckenridge, with more modest spending at Vail and Heavenly.
Wilmot Acquisition
On January 19, 2016 the Company acquired Wilmot. Located approximately 65 miles north of Chicago, Illinois, Wilmot serves the Chicago area, which is one of Vail Resorts’ most important destination geographies with approximately 800,000 skiers and riders. The acquisition was completed for total cash consideration of approximately $20 million.
The Company is also announcing a plan to invest approximately $13 million in calendar year 2016 to dramatically enhance the guest experience at Wilmot. These investments will focus on modernized and expanded dining and entertainment offerings at the base area, the installation of three new lifts and other lift upgrades that will increase the area’s uphill capacity by 45%, a new children’s ski school facility, redesigned and updated terrain parks and upgrades to the snowmaking infrastructure that will nearly double snowmaking capacity to provide a more consistent experience throughout the ski season. The Company expects the acquisition of Wilmot will contribute at least $4 million of incremental Resort Reported EBITDA in fiscal 2017.
Commenting on the acquisition and planned investment, Katz said, “The Wilmot acquisition and our planned capital investment represent an opportunity to meaningfully enhance the guest experience at the ski area, creating an incredible introduction to the sport for kids and adults, and building a stronger connection to our western resorts for skiers and riders in the Chicago area. We have achieved incredible success with our Urban strategy thus far and the Wilmot acquisition provides an opportunity for us to build on that success in one of our most important destination geographies.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the second fiscal quarter of 2016 ended January 31, 2016 filed today with the Securities and Exchange Commission. The following are segment highlights:

Mountain Segment

•
Total lift revenue increased $48.4 million, or 20.2%, compared to the same period in the prior year, to $287.7 million for the three months ended January 31, 2016, driven by a $25.6 million, or 19.5%, increase in lift revenue excluding season pass revenue, as well as a $22.8 million, or 21.1%, increase in season pass revenue.

•
Ski school revenue increased by $4.7 million, or 8.3%, and dining revenue increased $6.1 million, or 15.8%, for the three months ended January 31, 2016 compared to the same period in the prior year, driven in particular by the strong results in Tahoe. The increase in dining revenue was further bolstered by the opening of the new Miners’ Camp restaurant and the upgrade of the Red Pine Lodge and Summit House at Park City.

•
Retail/rental revenue increased $8.0 million, or 8.4%, for the three months ended January 31, 2016 compared to the same period in the prior year, primarily due to increases in retail sales and rental revenue in Tahoe.

•
Operating expense increased $27.3 million, or 10.1%, for the three months ended January 31, 2016 compared to the three months ended January 31, 2015, including incremental expenses of $4.2 million from Perisher.

•	Mountain Reported EBITDA increased $42.3 million, or 21.8%, for the fiscal quarter compared to the same period in the prior year.

•	Mountain Reported EBITDA includes $3.3 million of stock-based compensation expense for the three months ended January 31, 2016 compared to $3.0 million in the same period in the prior year.

Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2016 increased $2.9 million, or 5.1%, as compared to the same period in the prior year.

•
For the three months ended January 31, 2016, occupancy increased 3.9 percentage points and RevPAR increased 9.8% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA for the three months ended January 31, 2016 increased slightly compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.8 million of stock-based compensation expense for the three months ended January 31, 2016 as compared to $0.7 million in the same period in the prior year.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $73.3 million, or 14.0%, to $595.7 million for the three months ended January 31, 2016 as compared to the same period in the prior year.

•	Resort Reported EBITDA was $242.1 million for the three months ended January 31, 2016, an increase of $42.3 million, or 21.2%, compared to the same period in the prior year.

Real Estate Segment

•	Real Estate segment net revenue for the three months ended January 31, 2016 decreased $4.2 million, or 53.0%, as compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $2.2 million for the three months ended January 31, 2016, a decrease of $2.1 million from the same period in the prior year.

•	Real Estate Reported EBITDA improved by $1.7 million, to a loss of $0.3 million for the three months ended January 31, 2016 as compared to the same period in the prior year.

•	Real Estate Reported EBITDA includes $0.2 million and $0.3 million of stock-based compensation expense for the three months ended January 31, 2016 and 2015, respectively.

Total Performance

•	Total net revenue increased $69.1 million, or 13.0%, to $599.4 million for the three months ended January 31, 2016 as compared to the same period in the prior year.

•
Net income attributable to Vail Resorts, Inc. was $117.0 million, or $3.14 per diluted share, for the second quarter of fiscal 2016 compared to net income attributable to Vail Resorts, Inc. of $115.8 million, or $3.10 per diluted share, in the second fiscal quarter of the prior year. Excluding the tax benefit recorded in the prior year resulting from an IRS settlement, net income for the second quarter of fiscal 2016 increased 27.2%, as compared to the same period in the prior year.

Season-to-Date Metrics through March 6, 2016
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 6, 2016, and for the prior year period through Sunday, March 8, 2015. The reported ski season metrics are for our U.S. mountain resorts, excluding results from Perisher and the urban ski areas of Afton Alps, Mt. Brighton and Wilmot. The following data is interim period data and subject to fiscal quarter end review and adjustments.

•
Season-to-date total lift revenue at the Company’s U.S. mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 19.6% compared to the prior year season-to-date period.

•
Season-to-date ancillary spending increased over the prior year, with ski school revenue up 9.4% and dining revenue up 13.3% at the Company’s U.S. mountain resorts. Additionally, retail/rental revenue for resort store locations was up 8.7% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s U.S. mountain resorts were up 9.9% compared to the prior year season-to-date period.

Outlook

•	We have updated our estimated range of Resort Reported EBITDA for fiscal 2016 to $430 million to $445 million.

•
We expect Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) to be approximately 28.3% in fiscal 2016, at the midpoint of our updated guidance range. This is an estimated 270 basis point increase over fiscal 2015, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA in the prior year.

•	Our fiscal 2016 Real Estate Reported EBITDA guidance is unchanged and expected to be negative $4 million to a positive $2 million.

•	Our Net Real Estate Cash Flow guidance is unchanged and is expected to be $13 million to $28 million.

•	Net income attributable to Vail Resorts, Inc. is now expected to be in a range of $132 million to $152 million in fiscal 2016.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2016, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2016.

	Fiscal 2016 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2016
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$406,000	$418,000
Lodging Reported EBITDA (2)	22,000	29,000
Resort Reported EBITDA (3)	430,000	445,000
Real Estate Reported EBITDA (4)	(4,000)	2,000
Total Reported EBITDA	426,000	447,000
Depreciation and amortization	(163,000)	(157,000)
Loss on disposal of fixed assets and other, net	(4,500)	(3,500)
Change in fair value of contingent consideration (5)	—	—
Investment income, net	300	700
Interest expense	(44,000)	(41,000)
Income before provision for income taxes	214,800	246,200
Provision for income taxes	(83,000)	(94,600)
Net income	$131,800	$151,600
Net loss attributable to noncontrolling interests	200	400
Net income attributable to Vail Resorts, Inc.	$132,000	$152,000

(1) Mountain Reported EBITDA includes approximately $13 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Real Estate Reported EBITDA includes approximately $1 million of stock-based compensation.
(5) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 768-6544 (U.S. and Canada) or (785) 830-7990 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through March 24, 2016, at 12:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 2126047.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate nine world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in New South Wales, Australia; Afton Alps in Minnesota, Mt. Brighton in Michigan and Wilmot Mountain in Wisconsin. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Park City; fluctuations in foreign currency exchange rates, in particular the Australian dollar; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss plus gain on litigation settlement, and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. In this release, we also separately present Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs/land basis less investment in real estate. For the Lodging segment, we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA, which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2016	2015	2016	2015
Net revenue:
Mountain	$532,872	$463,031	$633,805	$523,417
Lodging	62,807	59,364	127,093	117,857
Real estate	3,684	7,842	13,032	17,225
Total net revenue	599,363	530,237	773,930	658,499
Segment operating expense:
Mountain	296,256	268,966	447,414	400,918
Lodging	57,311	53,927	118,748	111,681
Real estate	4,617	9,871	13,958	21,485
Total segment operating expense	358,184	332,764	580,120	534,084
Other operating (expense) income:
Depreciation and amortization	(40,541)	(37,376)	(79,241)	(73,345)
Gain on sale of real property	632	—	1,791	—
Gain on litigation settlement	—	—	—	16,400
Change in fair value of contingent consideration	—	—	—	4,550
Loss on disposal of fixed assets and other, net	(1,206)	(26)	(2,985)	(781)
Income from operations	200,064	160,071	113,375	71,239
Mountain equity investment (loss) income, net	(61)	200	781	525
Investment income, net	161	62	359	36
Interest expense	(10,910)	(13,807)	(21,505)	(27,375)
Income before (provision) benefit from income taxes	189,254	146,526	93,010	44,425
(Provision) benefit from income taxes	(72,383)	(30,826)	(35,809)	6,951
Net income	$116,871	$115,700	$57,201	$51,376
Net loss attributable to noncontrolling interests	111	62	194	110
Net income attributable to Vail Resorts, Inc.	$116,982	$115,762	$57,395	$51,486
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$3.23	$3.19	$1.58	$1.42
Diluted net income per share attributable to Vail Resorts, Inc.	$3.14	$3.10	$1.54	$1.38
Cash dividends declared per share	$0.6225	$0.4150	$1.2450	$0.8300
Weighted average shares outstanding:
Basic	36,246	36,329	36,359	36,289
Diluted	37,256	37,367	37,358	37,313
Other Data:
Mountain Reported EBITDA	$236,555	$194,265	$187,172	$139,424
Lodging Reported EBITDA	$5,496	$5,437	$8,345	$6,176
Resort Reported EBITDA	$242,051	$199,702	$195,517	$145,600
Real Estate Reported EBITDA	$(301)	$(2,029)	$865	$(4,260)
Total Reported EBITDA	$241,750	$197,673	$196,382	$141,340
Mountain stock-based compensation	$3,331	$2,997	$6,711	$6,240
Lodging stock-based compensation	$783	$701	$1,530	$1,303
Resort stock-based compensation	$4,114	$3,698	$8,241	$7,543
Real Estate stock-based compensation	$186	$327	$149	$683
Total stock-based compensation	$4,300	$4,025	$8,390	$8,226

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Net Mountain revenue:
Lift	$287,685	$239,288	20.2%	$307,838	$239,288	28.6%
Ski school	62,040	57,295	8.3%	65,424	57,295	14.2%
Dining	44,738	38,619	15.8%	57,093	46,658	22.4%
Retail/rental	102,975	95,012	8.4%	135,364	124,485	8.7%
Other	35,434	32,817	8.0%	68,086	55,691	22.3%
Total Mountain net revenue	$532,872	$463,031	15.1%	$633,805	$523,417	21.1%
Mountain operating expense:
Labor and labor-related benefits	$114,794	$102,470	12.0%	$166,593	$145,475	14.5%
Retail cost of sales	38,262	35,546	7.6%	54,741	52,336	4.6%
Resort related fees	28,452	24,866	14.4%	30,344	26,150	16.0%
General and administrative	48,762	43,550	12.0%	85,976	75,566	13.8%
Other	65,986	62,534	5.5%	109,760	101,391	8.3%
Total Mountain operating expense	$296,256	$268,966	10.1%	$447,414	$400,918	11.6%
Gain on litigation settlement	—	—	nm	—	16,400	(100.0)%
Mountain equity investment (loss) income, net	(61)	200	(130.5)%	781	525	48.8%
Mountain Reported EBITDA	$236,555	$194,265	21.8%	$187,172	$139,424	34.2%

Total skier visits	4,581	4,071	12.5%	5,016	4,071	23.2%
ETP	$62.80	$58.78	6.8%	$61.37	$58.78	4.4%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and RevPAR)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,045	$11,333	6.3%	$29,351	$26,251	11.8%
Managed condominium rooms	21,063	19,648	7.2%	29,310	27,759	5.6%
Dining	8,841	8,222	7.5%	23,882	21,760	9.8%
Transportation	8,293	8,497	(2.4)%	10,613	10,814	(1.9)%
Golf	—	—	nm	8,502	7,644	11.2%
Other	9,425	9,059	4.0%	19,595	18,782	4.3%
	59,667	56,759	5.1%	121,253	113,010	7.3%
Payroll cost reimbursements	3,140	2,605	20.5%	5,840	4,847	20.5%
Total Lodging net revenue	$62,807	$59,364	5.8%	$127,093	$117,857	7.8%
Lodging operating expense:
Labor and labor-related benefits	$27,026	$25,943	4.2%	$55,721	$53,318	4.5%
General and administrative	9,410	8,849	6.3%	17,379	16,366	6.2%
Other	17,735	16,530	7.3%	39,808	37,150	7.2%
	54,171	51,322	5.6%	112,908	106,834	5.7%
Reimbursed payroll costs	3,140	2,605	20.5%	5,840	4,847	20.5%
Total Lodging operating expense	$57,311	$53,927	6.3%	$118,748	$111,681	6.3%
Lodging Reported EBITDA	$5,496	$5,437	1.1%	$8,345	$6,176	35.1%

Owned hotel statistics:
ADR	$255.44	$246.68	3.6%	$219.94	$211.09	4.2%
RevPAR	$161.66	$148.42	8.9%	$143.94	$129.98	10.7%
Managed condominium statistics:
ADR	$403.76	$409.37	(1.4)%	$316.44	$315.85	0.2%
RevPAR	$159.75	$145.16	10.1%	$101.59	$93.04	9.2%
Owned hotel and managed condominium statistics (combined):
ADR	$353.96	$352.72	0.4%	$272.20	$267.79	1.6%
RevPAR	$160.21	$145.94	9.8%	$114.02	$103.70	10.0%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2016	2015
Real estate held for sale and investment	$117,999	$151,103
Total Vail Resorts, Inc. stockholders’ equity	840,607	849,503
Long-term debt	682,195	634,739
Long-term debt due within one year	13,340	1,196
Total debt	695,535	635,935
Less: cash and cash equivalents	45,368	36,578
Net debt	$650,167	$599,357

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. In this release, the Company also separately presents Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and six months ended January 31, 2016 and 2015.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2016	2015	2016	2015
Mountain Reported EBITDA	$236,555	$194,265	$187,172	$139,424
Lodging Reported EBITDA	5,496	5,437	8,345	6,176
Resort Reported EBITDA*	242,051	199,702	195,517	145,600
Real Estate Reported EBITDA	(301)	(2,029)	865	(4,260)
Total Reported EBITDA	241,750	197,673	196,382	141,340
Depreciation and amortization	(40,541)	(37,376)	(79,241)	(73,345)
Loss on disposal of fixed assets and other, net	(1,206)	(26)	(2,985)	(781)
Change in fair value of contingent consideration	—	—	—	4,550
Investment income, net	161	62	359	36
Interest expense	(10,910)	(13,807)	(21,505)	(27,375)
Income before (provision) benefit from income taxes	189,254	146,526	93,010	44,425
(Provision) benefit from income taxes	(72,383)	(30,826)	(35,809)	6,951
Net income	$116,871	$115,700	$57,201	$51,376
Net loss attributable to noncontrolling interests	111	62	194	110
Net income attributable to Vail Resorts, Inc.	$116,982	$115,762	$57,395	$51,486

* Resort represents the sum of Mountain and Lodging

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for the three months ended January 31, 2016 and 2015.

	(In thousands) (Unaudited) Three Months Ended January 31, 2016	(In thousands) (Unaudited) Three Months Ended January 31, 2015
Resort net revenue*	$595,679	$522,395
Resort Reported EBITDA*	$242,051	$199,702
Resort EBITDA margin	40.6%	38.2%

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2016.

(In thousands)
(unaudited)
Twelve Months Ended January 31, 2016
Mountain Reported EBITDA	$391,852
Lodging Reported EBITDA	23,845
Resort Reported EBITDA*	415,697
Real Estate Reported EBITDA	(1,790)
Total Reported EBITDA	413,907
Depreciation and amortization	(155,019)
Loss on disposal of fixed assets and other, net	(4,261)
Change in fair value of contingent consideration	(900)
Investment income, net	569
Interest expense	(45,371)
Loss on extinguishment of debt	(11,012)
Income before provision for income taxes	197,913
Provision for income taxes	(77,478)
Net income	$120,435
Net loss attributable to noncontrolling interests	228
Net income attributable to Vail Resorts, Inc.	$120,663

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2016.

	(In thousands) (Unaudited) As of January 31, 2016
Long-term debt	$682,195
Long-term debt due within one year	13,340
Total debt	695,535
Less: cash and cash equivalents	45,368
Net debt	$650,167
Net debt to Total Reported EBITDA	1.6	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2016 and 2015.

	(In thousands) (Unaudited) Three Months Ended January 31,		(In thousands) (Unaudited) Six Months Ended January 31,
	2016	2015	2016	2015
Real Estate Reported EBITDA	$(301)	$(2,029)	$865	$(4,260)
Non-cash real estate cost of sales	2,504	5,605	9,444	12,620
Non-cash real estate stock-based compensation	186	327	149	683
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(212)	384	1,712	235
Net Real Estate Cash Flow	$2,177	$4,287	$12,170	$9,278

The following table reconciles Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the fiscal year ended July 31, 2015.

(In thousands) (Unaudited)
Fiscal Year Ended July 31,
2015
Mountain Reported EBITDA excluding gain on litigation settlement and Perisher EBITDA	$320,278
Lodging Reported EBITDA	21,676
Resort Reported EBITDA excluding gain on litigation settlement and Perisher EBITDA*	341,954
Gain on litigation settlement	16,400
Perisher EBITDA	7,426
Resort Reported EBITDA*	365,780
Real Estate Reported EBITDA	(6,915)
Total Reported EBITDA	358,865
Depreciation and amortization	(149,123)
Loss on disposal of fixed assets and other, net	(2,057)
Change in fair value of contingent consideration	3,650
Investment income, net	246
Interest expense	(51,241)
Loss on extinguishment of debt	(11,012)
Income before provision for income taxes	149,328
(Provision) for income taxes	(34,718)
Net income	$114,610
Net loss attributable to noncontrolling interests	144
Net income attributable to Vail Resorts, Inc.	$114,754

* Resort represents the sum of Mountain and Lodging

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for fiscal 2015 and fiscal 2016 guidance.

	(In thousands) (Unaudited) Fiscal Year Ended July 31, 2015	(In thousands) (Unaudited) Fiscal 2016 Guidance (2)
Resort net revenue (1)	$1,358,582	$1,547,000
Resort net revenue excluding Perisher (1)	$1,337,345	n/a
Resort Reported EBITDA (1)	$365,780	$437,500
Resort Reported EBITDA (1), excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA	$341,954	n/a
Resort EBITDA margin	26.9%	28.3%
Resort EBITDA margin, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA	25.6%	n/a

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance